Exhibit 99

                                                                                                                                                            IMC Global Inc.
                                                                                                                                                            100 South Saunders Road
                                                                                                                                                            Lake Forest, Illinois 60045-2561
                                                                                                                                                            847.739.1200

FOR IMMEDIATE RELEASE                                                                                                            News
                                                                                                        Release

Investor and Media Contact:
David A. Prichard
847.739.1810
daprichard@imcglobal.com

IMC GLOBAL REPORTS HIGHER 2003 SECOND QUARTER
  EARNINGS FROM CONTINUING OPERATIONS OF 19 CENTS PER SHARE,
INCLUDING GAIN FROM COMPASS MINERALS TRANSACTIONS
  AND NON-CASH LOSS FROM STRONGER CANADIAN DOLLAR

SECOND QUARTER HIGHLIGHTS

  Net sales declined 8 percent; phosphate and potash sales volumes fell 26 and 3 percent, respectively.
  Average diammonium phosphate (DAP) price realization of $158 per short ton, the highest level since the second quarter of 1999, increased $23, or 17 percent, versus the prior year and $15, or 10 percent, compared to the first quarter of 2003.
  Gross margins and operating earnings decreased 43 and 34 percent, respectively, primarily from a 62 percent increase in both ammonia and sulphur raw material costs.
  Unfavorable impact of the strengthening Canadian dollar was a non-cash, pre-tax loss of $28.8 million ($19.6 million after tax), or 17 cents per diluted share.
  Compass Minerals Group transactions result in cash proceeds of $57 million and a pre-tax gain of $52.0 million ($48.0 million after tax).
  Comprehensive financing program completed to strengthen the balance sheet, enhance liquidity, and address 2005 and 2006 debt maturities.
  Net proceeds of $133.4 million received from offering of 2.75 million Mandatory Convertible Preferred Shares.
  Sold $400 million of 10-year, 10.875% senior notes in July to refinance substantially all of the 2005 debt maturities of $450 million.
  Non-binding letter of intent signed for disposal of remaining IMC Chemicals assets; loss from discontinued operations of $29.0 million, or 25 cents per diluted share, reflects predominantly non-cash charge to reduce expected proceeds to minimal amount.

            LAKE FOREST, IL, July 24, 2003 - IMC Global Inc. (NYSE: IGL) today reported earnings from continuing operations of $22.1 million, or 19 cents per diluted share, for the quarter ended June 30, 2003 compared with earnings from continuing operations of $6.7 million, or 6 cents per diluted share, a year ago.  A loss from discontinued operations of $29.0 million, or 25 cents per diluted share, was recorded in the quarter, predominantly reflecting a non-cash charge for a reduction in expected proceeds to a minimal amount in view of a non-binding letter of intent to sell the Company's remaining IMC Chemicals assets.  In the year ago quarter, the Company reported a loss from discontinued operations of $54.1 million, or 47 cents per diluted share.    Including losses from discontinued operations in both periods, the Company reported a net loss of $6.9 million, or 6 cents per diluted share, in the second quarter of 2003 compared with a net loss of $47.4 million, or 41 cents per diluted share, a year ago.

            2003 earnings from continuing operations included a pre-tax gain of $52.0 million ($48.0 million after tax), or 41 cents per diluted share, from two transactions in June with Compass Minerals Group, Inc., to whom IMC Global sold its Salt and Great Salt Lake businesses in November 2001.  The two transactions included a pre-tax gain of $16.5 million, recorded in operating earnings, and a pre-tax gain of $35.5 million on the sale of most of the Company's retained investment in Compass.  The transactions included the sale of about 15 percent out of the Company's 19.9 percent minority economic interest in Compass and the sale of the sulphate of potash (SOP) business line.  Additional estimated proceeds of $5-10 million are expected in the fourth quarter.

            Partially offsetting this gain was a non-cash, pre-tax loss from the unfavorable impact of the strengthening Canadian dollar on IMC Potash's U.S. dollar denominated receivables of $28.8 million ($19.6 million after tax), or 17 cents per diluted share.  In the year-ago quarter, the Company reported a non-cash loss from an unfavorable foreign currency impact of $7.7 million ($5.2 million after tax), or 5 cents per diluted share.  As explained in hedging activity disclosures in previous 10-K and 10-Q reports, the Company fully hedges its Canadian dollar cash transactions, and hedged gains and losses are recorded in IMC Potash's gross margins, but the Company does not hedge against non-cash, U.S. dollar denominated receivables translation risk.

            2003 second quarter results were impacted by greatly increased ammonia, natural gas and sulphur raw material costs, and higher idle plant costs from the shutdown of the remaining Louisiana phosphate production around June 1 and the idling of a Florida rock mine for the month of April, partially offset by a significant increase in phosphate selling prices.  Ammonia and sulphur costs increased 62 percent each versus the prior year, while average diammonium phosphate (DAP) realizations increased $23 per short ton, or 17 percent.  Interest expense increased 6 percent to $46.0 million due to higher financing costs.

            Net sales in the second quarter of 2003 fell 8 percent to $538.7 million from $588.3 million a year ago due to reduced phosphate and potash volumes, partially offset by the higher phosphate prices.

            For the first half of 2003, the Company reported a loss from continuing operations of $9.6 million, or 8 cents per diluted share, compared with earnings from continuing operations of $11.5 million, or 10 cents per diluted share, a year ago.  This included a non-cash loss of $50.7 million, or 30 cents per diluted share, in 2003's first half and a non-cash loss of $6.7 million, or 4 cents per diluted share, in the prior year, both from the impact of the stronger Canadian dollar.

            The Company reported a net loss of $43.5 million, or 37 cents per diluted share, in the first half of 2003, which included the cumulative effect of a change in accounting principle of $4.9 million, or 4 cents per diluted share, and a predominantly non-cash loss from discontinued operations of $29.0 million, or 25 cents per diluted share.  This compared with a 2002 first half net loss of $42.6 million, or 37 cents per diluted share, which included a predominantly non-cash loss from discontinued operations of $54.1 million, or 47 cents per diluted share.

            Second quarter capital expenditures declined 26 percent to $24.9 million; first half capital expenditures of $48.6 million compared with $65.5 million in the year-ago period.  Operating earnings and depreciation, depletion and amortization expenses in the quarter were $37.9 million and $43.1 million, respectively, compared with $57.4 million and $41.8 million a year earlier.

IMC PhosFeed

            IMC PhosFeed's second quarter net sales of $318.6 million decreased 12 percent compared with $361.6 million last year as a result of lower shipments, partially offset by higher prices.  Total concentrated phosphate shipments of approximately 1.3 million short tons were 26 percent below the prior-year level of approximately 1.7 million primarily due to the poor U.S. spring planting season, lower Chinese volumes as a result of the absence of a Sinochem supply contract, and the shutdown of all Louisiana phosphate production in June.  Export and domestic volumes fell 28 and 24 percent, respectively, versus 2002.  The average price realization for DAP of $158 per short ton in the second quarter, the highest level since the second quarter of 1999, increased $23, or 17 percent, versus the prior year and $15, or 10 percent, compared to the first quarter of 2003, reflecting a tightening of supply-and-demand.  Domestic and export DAP realizations rose 17 and 14 percent, respectively.

            Second quarter gross margin losses of $13.4 million declined from gross margins of $14.5 million a year ago due to greatly increased ammonia and sulphur raw material costs, higher idle plant costs from the shutdown of the balance of Louisiana production in June, and the planned idling of a Florida rock mine for the month of April, partially offset by the higher phosphate pricing.

            Approximately 30 percent of IMC's Louisiana concentrated phosphate output continued to be idled in April and May before a total shutdown was implemented on June 1 to better balance supply and current market demand.

            First half revenues of $677.6 million were slightly higher than $674.3 million a year ago as significantly improved phosphate prices essentially offset reduced sales volumes.  The average DAP price per short ton of $149 increased 10 percent versus the prior-year period as export and domestic realizations improved 10 and 11 percent, respectively.  Phosphate shipments of 2.9 million short tons fell 9 percent compared with 3.2 million short tons in the first half of 2002.

            Gross margin losses of $28.2 million in the first half of 2003 compared with gross margins of $32.5 million a year earlier due to significantly higher ammonia, sulphur and natural gas costs, higher production costs, and lower sales volumes, partially offset by higher selling prices.

IMC Potash

            IMC Potash's second quarter net sales declined 4 percent to $239.1 million versus last year's $249.4 million as reduced domestic shipments from a disappointing U.S. spring season more than offset slightly improved selling prices.  Total shipments of 2.4 million short tons fell 3 percent versus approximately 2.5 million a year ago.  A 3 percent increase in export volumes was more than offset by a 6 percent decline in domestic shipments.  The average selling price, including all potash products, was $74 per short ton compared to last year's $73 per short ton.  Approximately $3 of the February and March domestic muriate of potash (MOP) price increases was achieved in the second quarter.  The Company has announced a $10 per short ton MOP domestic price increase, effective July 15.

            Second quarter gross margins of $62.7 million fell 5 percent from the prior year due to higher production costs, including increased natural gas prices.

            First half net sales of $453.3 million were essentially equivalent to last year's $454.6 million.  Gross margins of $118.1 million were slightly lower than $120.6 million a year ago.  Sales volumes rose 2 percent to approximately 4.6 million short tons from approximately 4.5 million last year.  Higher export shipments more than offset reduced domestic volumes.  The average selling price, including all potash products, of $74 per short ton was unchanged from the prior year.

Observations and Outlook

            "Second quarter operating results from our phosphate and potash businesses were essentially in line with previous guidance," said Douglas A. Pertz, Chairman and Chief Executive Officer of IMC Global.  "Similar to the first quarter, the encouraging $23 per short ton improvement in our realized DAP prices versus 2002 was not sufficient to offset a continuation of much higher ammonia, natural gas and sulphur costs, which again negatively impacted phosphate margins.  The total shutdown of Louisiana phosphate production in June and the final month of the three-month idling of one Florida rock mine in April also negatively impacted our results in the quarter.

            "As we previously indicated, U.S. spring season demand for our products, especially phosphates, was disappointing," Pertz noted.  "Reduced planted corn acreage and very high nitrogen fertilizer prices triggered by natural gas cost spikes, which limited farmers' overall input purchasing flexibility, led to softer-than-expected phosphate and potash shipments."

            Pertz said higher domestic potash pricing trends continued in the quarter, with about a $3 per short ton improvement in average muriate of potash (MOP) realizations achieved from a pre-season price increase.  Pertz also pointed to improved potash export volumes in the quarter and first half, aided by strong Chinese and Brazilian demand and the Company's increased Canpotex allocation.

            Underlying phosphate price trends remain strong for the second half of 2003, Pertz noted.  2003 DAP spot prices have been at their highest levels since 1999, as evidenced by the current Tampa export spot price of about $181 per metric ton, while producer and dealer inventories are reportedly very low.  A strong U.S. fall season appears likely to replenish depleted stocks and soil nutrient levels; export demand should remain firm primarily due to increased imports by India and Pakistan and prospects for solid fourth quarter Chinese shipments given low inventories in that country.

            With the likelihood of a continuation of improved DAP pricing, the degree of raw material cost easement remains a key to expansion of phosphate margins in the second half of 2003, Pertz noted.  "While ammonia and natural gas costs remain stubbornly high, we are pleased to have achieved a $4 per long ton reduction in third quarter sulphur contract prices versus the second quarter."

             Through its continuous improvement program, the Company maintains an aggressive focus on cost reduction, Pertz said.  This includes an expanding Six Sigma program that targets 2003 pre-tax savings of about $12 million and a broad-based, multi-year Operational Excellence initiative that aims for pre-tax savings of $70 million annually by 2005.

            Prior guidance of improved earnings per share from continuing operations in the second half of 2003, before any asset sales and foreign currency translation impact, will ultimately depend upon factors including overall phosphate pricing and volumes trends, the strength of the domestic fall fertilizer season and fourth quarter Chinese import demand, the degree of raw material cost easement, and the duration of the total shutdown of Louisiana phosphate production.   The Company noted that second half results will be negatively affected by pre-tax costs and expenses connected with recent financing activities totaling approximately $32 million, or 18 cents per diluted share.  They approximate $26 million for 2005 bond tender premiums and fees to be incurred in the third quarter, and $6 million of higher interest expense from the issuance of $400 million of higher coupon, 10-year senior notes.

Balance Sheet Strengthening

            "Our recently completed financing program, coupled with the Compass transactions, have significantly strengthened our balance sheet by pushing out debt repayment dates, boosting our cash reserves and restoring full borrowing capacity from our bank revolver," said Pertz.

            Emphasizing the Company's improved liquidity position, Pertz said net cash proceeds of $133 million from a convertible preferred share offering along with $57 million of cash from the Compass Minerals transactions have predominantly accounted for about $185 million of cash on the balance sheet at June 30, even after restoring full bank revolver availability.

            "Upon the completion of our cash tender offers on August 1, we expect to have well under $50 million outstanding on the original amount of $450 million of 2005 debt maturities,"  Pertz noted.  "We have no other scheduled public debt maturity until July 2007.

            "We chose to act now to resolve these balance sheet issues of liquidity and debt maturities, which we believe is in the best interests of our equity and debt holders," Pertz concluded.  "We believe we have now positioned IMC Global to fully focus on reaping the benefits of a recovering phosphate market."

            With 2002 revenues of $2.1 billion, IMC Global is the world's largest producer and marketer of concentrated phosphates and potash crop nutrients for the agricultural industry and a leading global provider of feed ingredients for the animal nutrition industry.  For more information, visit IMC Global's Web site at imcglobal.com.

(This news release contains forward-looking statements that are based on current expectations; actual results may differ materially.  Such forward-looking statements include statements regarding quarterly and annual results for 2003 and expectations regarding the phosphate market recovery.  These statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and Company plans and objectives to differ materially from those expressed in the forward-looking statements.)

# # #

IMC Global will conduct its 2003 2nd Quarter earnings and cash flow conference call on Thursday, July 24 at 10 a.m. Central Time (11 a.m. Eastern Time).  The telephone number is 630.395.0023.  A replay of the conference call will be available through 6 p.m. Eastern Time on Friday, August 1 by calling 402.998.0569.  In addition, a Webcast of the conference call, both live and in replay format, can be accessed by visiting IMC Global's Web site at imcglobal.com.
Consolidated Statement of Operations
(in millions except per share amounts)
IMC Global Inc. (unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2003	2002	2003	2002
Net sales	$538.7	$588.3	$1,090.8	$1,086.2
Cost of goods sold	494.9	511.9	1,010.9	941.1
Gross margins	43.8	76.4	79.9	145.1
Selling, general and administrative expenses	22.1	19.0	40.4	38.4
Gain on sale of assets	(16.5)	-	(16.5)	-
Restructuring charges	0.3	-	3.7	-
Operating earnings	37.9	57.4	52.3	106.7
Interest expense	46.0	43.2	91.9	87.5
Foreign currency transaction loss	28.8	7.7	50.7	6.7
Gain on sale of assets	(35.5)	-	(35.5)	-
Other (income) expense, net	(4.3)	1.9	0.5	5.0
Earnings (loss) before minority interest	2.9	4.6	(55.3)	7.5
Minority interest	(11.1)	(5.3)	(22.7)	(9.5)
Earnings (loss) before taxes	14.0	9.9	(32.6)	17.0
Provision (benefit) for income taxes	(8.1)	3.2	(23.0)	5.5
Earnings (loss) from continuing operations	22.1	6.7	(9.6)	11.5
Loss from discontinued operations	(29.0)	(54.1)	(29.0)	(54.1)
Loss before cumulative effect of a change in accounting principle	(6.9)	(47.4)	(38.6)	(42.6)
Cumulative effect of a change in accounting principle	-	-	(4.9)	-
Net loss	$(6.9)	$(47.4)	$(43.5)	$(42.6)
Diluted earnings (loss) per share:
Earnings (loss) from continuing operations before cumulative effect of a change in accounting principle	$0.19	$0.06	$(0.08)	$0.10
Loss from discontinued operations	(0.25)	(0.47)	(0.25)	(0.47)
Cumulative effect of a change in accounting principle	-	-	(0.04)	-
Diluted loss per share	$(0.06)	$(0.41)	$(0.37)	$(0.37)
Weighted average number of shares outstanding	115.4	115.4	114.7	115.6

	Consolidated Financial Highlights
	(dollars in millions)
IMC Global Inc.	(unaudited)
	Three months ended				Six months ended
	June 30,		Favorable/(Unfavorable)		June 30,		Favorable/(Unfavorable)
	2003	2002	Amount	%	2003	2002	Amount	%
Net sales:
IMC PhosFeed	$318.6	$361.6	$(43.0)	(12%)	$677.6	$674.3	$3.3	1%
IMC Potash	239.1	249.4	(10.3)	(4%)	453.3	454.6	(1.3)	(1%)
Corporate (a)	(19.0)	(22.7)	3.7	16%	(40.1)	(42.7)	2.6	6%
	$538.7	$588.3	$(49.6)	(8%)	$1,090.8	$1,086.2	$4.6	1%
Gross margins:
IMC PhosFeed	$(13.4)	$14.5	$(27.9)	n/m	$(28.2)	$32.5	$(60.7)	n/m
IMC Potash	62.7	66.0	(3.3)	(5%)	118.1	120.6	(2.5)	(2%)
Corporate (a)	(5.5)	(4.1)	(1.4)	(34%)	(10.0)	(8.0)	(2.0)	(25%)
	$43.8	$76.4	$(32.6)	(43%)	$79.9	$145.1	$(65.2)	(45%)
IMC Potash - Adjusted (b)	$79.7	$85.1	$(5.4)	(6%)	$149.9	$151.8	$(1.9)	(1%)
Operating earnings (loss):
IMC PhosFeed	$(23.9)	$3.0	$(26.9)	n/m	$(52.2)	$10.1	$(62.3)	n/m
IMC Potash	71.9	58.8	13.1	22%	120.2	107.0	13.2	12%
Corporate (a)	(10.1)	(4.4)	(5.7)	n/m	(15.7)	(10.4)	(5.3)	(51%)
	$37.9	$57.4	$(19.5)	(34%)	$52.3	$106.7	$(54.4)	(51%)
Depreciation, depletion and amortization:
IMC PhosFeed	$23.8	$23.0	$0.8	3%	$46.8	$45.6	$1.2	3%
IMC Potash	14.3	14.5	(0.2)	(1%)	28.0	28.8	(0.8)	(3%)
Corporate	5.0	4.3	0.7	16%	9.4	8.5	0.9	11%
	$43.1	$41.8	$1.3	3%	$84.2	$82.9	$1.3	2%

(a) Includes elimination of intercompany sales.
(b) Excludes provincial levies.
n/m  - Not meaningful.

	Key Statistics
IMC Global Inc.	(unaudited)
	Three months ended				Six months ended
	June 30,		Favorable/(Unfavorable)		June 30,		Favorable/(Unfavorable)
	2003	2002	Amount	%	2003	2002	Amount	%
Sales volumes (000 short tons) (a):
IMC Phosphates	1,267	1,704	(437)	(26%)	2,903	3,202	(299)	(9%)
IMC Potash	2,410	2,482	(72)	(3%)	4,563	4,488	75	2%
Average price per short ton (b):
DAP	$ 158	$ 135	$ 23	17%	$ 149	$ 135	$ 14	10%
Potash	$ 74	$ 73	$ 1	1%	$ 74	$ 74	$ -	-

(a) Sales volumes include tons sold captively.  IMC Phosphates volumes represent dry product tons, primarily DAP.
(b)FOB plant/mine.

Condensed Consolidated Balance Sheet
IMC Global Inc.	(in millions)
	(unaudited)	(unaudited)
	June 30,	June 30,
Assets	2003	2002
Current assets:
Cash and cash equivalents	$184.7	$216.5
Receivables, net	173.7	196.2
Inventories, net	316.3	292.5
Other current assets	27.0	35.5
Total current assets	701.7	740.7
Property, plant and equipment, net	2,360.4	2,310.3
Other assets	690.3	753.3

Total assets	$3,752.4	$3,804.3
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$152.9	$146.3
Accrued liabilities	208.3	240.5
Short-term debt and current maturities of long-term debt	18.2	8.6
Total current liabilities	379.4	395.4
Long-term debt, less current maturities	2,154.4	2,249.5
Other non-current liabilities	627.8	622.4
Stockholders' equity	590.8	537.0
Total liabilities and stockholders' equity	$3,752.4	$3,804.3

	Condensed Consolidated Statement of Cash Flows
	(in millions)
IMC Global Inc.	(unaudited)
	Six months ended
	June 30,
	2003	2002
Cash Flows from Operating Activities
Net loss	$(43.5)	$(42.6)
Adjustments to reconcile net loss to net cash provided by operations:
Adjustments from continuing operations:
Depreciation, depletion and amortization	84.2	82.9
Gain on sale of assets	(52.0)	-
Minority interest	(22.7)	(9.5)
Deferred income taxes	(24.4)	(57.8)
Cumulative effect of change in accounting principle	4.9	-
Other charges	40.5	9.4
Other credits	(52.1)	(26.0)
Changes in:
Receivables	8.6	21.6
Inventories	26.1	(0.2)
Other current assets	27.7	(3.1)
Accounts payable	(1.9)	(3.9)
Accrued liabilities	6.3	(18.7)
Adjustments from discontinued operations	0.8	59.3
Net cash provided by operating activities	2.5	11.4
Cash Flows from Investing Activities
Capital expenditures	(48.6)	(65.5)
Proceeds from sale of assets	77.6	-
Investment in joint venture	-	(10.0)
Other	-	0.2
Net cash provided by (used in) investing activities	29.0	(75.3)
Net cash provided (used) before financing activities	31.5	(63.9)
Cash Flows from Financing Activities
Payments of long-term debt	(739.5)	(27.1)
Proceeds from issuance of long-term debt	737.1	60.0
Changes in short-term debt, net	(96.4)	(66.8)
Restricted cash	105.5	374.0
Issuance of preferred shares	133.4	-
Payable to bondholders	-	(294.5)
Purchase of common shares	-	(79.5)
Issuance of common shares	-	67.9
Cash dividends paid	(4.6)	(2.3)
Net cash provided by financing activities	135.5	31.7
Net change in cash and cash equivalents	167.0	(32.2)
Cash and cash equivalents - beginning of period	17.7	248.7
Cash and cash equivalents - end of period	$184.7	$216.5

Note:  Certain amounts have been reclassified to conform to the 2003 presentation.